Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our reports, dated March 14, 2006 relating to our audits of the consolidated financial statements and internal control over financial reporting, appearing in this Annual Report on Form 10-K of Entravision Communications Corporation for the year ended December 31, 2005 in the previously filed Registration Statements of Entravision Communications Corporation on Form S-8 (File Nos. 333-82718 and 333-54438) and on Form S-3 (File No. 333-87894).

Pasadena, California

March 14, 2006

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.